Exhibit 10.27

LETTER AGREEMENT

This LETTER AGREEMENT (this “Agreement”) is entered into as of February 12, 2004, between Trump Casino Holdings, LLC, a Delaware limited liability company (“TCH”) and DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership (“DLJMB”).

WHEREAS, on January 21, 2004, Trump Hotels & Casino Resorts, Inc., a Delaware corporation (the “Company”) and DLJMB entered into an Exclusivity Agreement (the “Exclusivity Agreement”) setting forth certain matters related to a possible transaction pursuant to which DLJMB would make a substantial equity investment in the Company in connection with a restructuring of the debt securities of the Company’s subsidiaries and its controlled affiliates (the “Transaction”), which agreement remains in full force and effect;

WHEREAS, the Company has advised DLJMB that it has determined that it will publicly disclose the fact that it has entered into the Exclusivity Agreement with DLJMB and is in active negotiations with respect to the Transaction, as described in the term sheet being discussed by the Company and DLJMB;

WHEREAS, the Exclusivity Agreement provides that DLJMB may terminate such discussions with the Company with respect to the Transaction if such a disclosure is made without its consent;

WHEREAS, DLJMB is concerned about the risks attendant to negotiating the Transaction in a public forum, the reputational issues associated with the possible failure to consummate the Transaction, and the uncertainties associated with accomplishing the restructuring of the Company’s subsidiaries’ and its controlled affiliates’ debt as well as the significant time, effort and expense which needs to be devoted to the project;

WHEREAS, DLJMB nonetheless remains interested in the Transaction;

WHEREAS, TCH has a substantial interest in the Transaction being consummated and has determined that entering into this Agreement is necessary in order to assure DLJMB’s continued pursuit of the Transaction;

WHEREAS, in light of the potential “stalking horse” role which may be played by DLJMB and TCH’s desire to consummate the Transaction, TCH has determined to provide some certainty to DLJMB in connection with the significant time, effort and expense which DLJMB will continue to expend in order to consummate the Transaction; and

WHEREAS, the Board of Directors of TCH has determined that it is in the best interests of TCH and its various constituencies for TCH to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

1. Expenses. TCH shall reimburse DLJMB for all Transaction Expenses (as defined in the Exclusivity Agreement) incurred by DLJMB beginning after the date of this Agreement and accruing until, and shall be payable upon, the earlier to occur of (i) the consummation of an Alternative Transaction (as defined below) and (ii) the date that is eighteen months following the date of this Agreement; provided, however, Transaction Expenses through such date shall be payable immediately upon the sale (whether through a stock sale or sale of assets) of either the Trump Marina Hotel Casino or the Trump Indiana Casino Hotel; provided, further, that (a) such reimbursement obligation shall not duplicate any amounts reimbursed under the Exclusivity Agreement and (b) the aggregate amount of Transaction Expenses reimbursed to DLJMB shall not exceed $5 million. At such time as TCH is required to reimburse DLJMB for the Transaction Expenses pursuant to the preceding sentence, such reimbursement shall be made promptly based upon the submission by DLJMB to the Company of an invoice for such Transaction Expenses, which invoice shall contain a reasonably detailed breakdown and supporting documentation reflecting any amounts due under such invoice.

2. Transaction Fee. TCH will become obligated to pay $25 million (the “Transaction Fee”) to DLJMB if, on or prior to December 1, 2004, an Alternative Transaction occurs. The Transaction Fee (if any) shall be earned by DLJMB upon the occurrence of any Alternative Transaction but shall not become payable by TCH until consummation of any Alternative Transaction without regard to when such Alternative Transaction occurs.

An “Alternative Transaction” will occur when the Company, any of its subsidiaries or any of its controlled affiliates enters into a definitive agreement (including an agreement subject to court approval), files a voluntary plan of reorganization with a court or files an exchange offer registration statement with the SEC, in each case with respect to:

•	Any transaction described in any of subparagraphs (a)(i)-(iii) which has an effect described in subparagraph (b), and

•	Any transaction described in subparagraph (a)(iv),

in each case whether consummated out-of-court or through a bankruptcy proceeding, without the participation of DLJMB or any of its affiliates (other than CSFB and its affiliates in connection with advisory or financing activities):

(a)(i) any direct or indirect sale, whether by sale of equity or substantially all the assets, merger or consolidation (including, without limitation, any sale pursuant to Section 363 of title 11 of the United States Code (the “Bankruptcy Code”)) of the Company, any of its subsidiaries or any of its controlled affiliates, (ii) any sale of securities of the Company, any of its subsidiaries or any of its controlled affiliates, (iii) any restructuring of indebtedness of the Company, any of its subsidiaries or any of its controlled affiliates, including, without limitation, the filing of a plan of reorganization under Chapter 11 of the Bankruptcy Code; or (iv) any person other than Donald J. Trump, his spouse and his legal heirs and legatees (the “Trump Group”) shall acquire and own, directly or indirectly, in the aggregate a greater percentage of the Voting Stock of the Company than the Trump Group (other than pursuant to or resulting from the confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code that is not proposed by the Company);

(b) Any such transaction shall have (x) a value in excess of $200 million to the Company, any of its subsidiaries, or any of its controlled affiliates, it being understood that for such purposes, value shall mean the aggregate dollar amount of proceeds received and net indebtedness assumed, forgiven or compromised or (y) shall result in the ownership of more than 50% of the voting stock or control of the board of directors of any subsidiary or controlled affiliate of the Company with an asset fair market value of in excess of $200 million.

Notwithstanding the foregoing, in no event shall the sale for fair market value (whether through sale of equity or assets) of only one of Trump Marina Hotel Casino or Trump Indiana Casino Hotel, taken alone, constitute an Alternative Transaction. For the purposes of this Agreement, “Voting Stock” shall mean all classes of equity interests of the Company then outstanding and generally entitled to vote in elections of the Company’s board of directors.

3. Non-Assignability. This Agreement shall not be assignable without the prior written consent of the non-assigning party. Any assignment attempted in violation of this paragraph shall be void.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware without regard to its principles of conflicts of law.

5. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede any prior oral or written agreements related thereto.

6. Amendments and Waivers. Neither this Agreement nor any of the terms hereof may be terminated, amended or waived orally, but only by an instrument in writing signed by the parties hereto.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

8. No Agreement Regarding Transaction; Effect of Definitive Agreements. This Agreement does not reflect all matters upon which agreement must be reached in order for the Transaction to be consummated, and does not obligate the parties to execute or consummate the Investment Agreement or any other definitive agreement with respect to the Transaction. Such an obligation will arise only upon the negotiation, execution and delivery of final definitive agreements relating to the Transaction in form and substance satisfactory to the parties and their respective counsel. Neither the discussions or negotiations among the parties hereto nor this Agreement or the Exclusivity Agreement is intended to, and they do not, create any fiduciary or other special duties or obligations between the parties hereto other than those specifically set forth herein or in the Exclusivity Agreement, including any implied covenant of good faith or fair dealing. In the event the parties enter into one or more definitive agreements with respect to the Transaction, such agreement(s), if entered into, (A) shall contain certain provisions consistent with the terms set forth in this Agreement and shall include other provisions, including payments in the event the Company terminates such definitive agreements, consistent with the terms previously discussed by the parties, and (B) shall supercede this Agreement and the Exclusivity Agreement and this Agreement and the Exclusivity Agreement shall be void and have no further force or effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, all as of the day and year first above written.

TRUMP CASINO HOLDINGS, LLC

By:	/s/ JOHN P. BURKE

Name:	John P. Burke
Its:	Vice President

DLJ MERCHANT BANKING PARTNERS III, L.P.

By: DLJ Merchant Banking III, Inc., its Managing General Partner

By:	/s/ STEVE RATTNER

Name:	Steve Rattner
Its:	Authorized Signatory

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